UNITED STATES

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Cypress Semiconductor Corporation

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On April 19, 2017, Cypress Semiconductor Corporation (the “Company”) issued the following press release, which contains a letter that was mailed to the Company’s stockholders on or about April 19, 2017.

_____________________________________

Cypress Files Definitive Proxy Materials and Sends Letter to Stockholders

Cypress Recommends Stockholders Vote “FOR” All of Cypress’ Highly Qualified Director Nominees on the WHITE Proxy Card

SAN JOSE, Calif. – April 19, 2017 – Cypress Semiconductor Corporation (“Cypress”) (NASDAQ: CY) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Stockholders to be held on June 8, 2017 at 10:00 a.m. Pacific Daylight Time.  Stockholders of record as of April 18, 2017 will be entitled to vote at the meeting.

In addition, Cypress sent a letter to stockholders urging them to vote the WHITE proxy card “FOR” all of the Company’s highly qualified director nominees, as the Company continues to successfully execute on its Cypress 3.0 strategy.

The full text of the letter follows:

April 19, 2017

Dear Fellow Stockholder,

Cypress Semiconductor will hold its 2017 Annual Meeting of Stockholders on June 8, 2017.  At this meeting, or by proxy, you will be asked to make an important decision regarding the future of Cypress.

You have a choice between supporting Cypress’ current Board of Directors, which is driving Cypress forward, or allowing T.J. Rodgers – a disgruntled former CEO who was forced to resign from Cypress last year – to regain influence by putting his two handpicked nominees on the Board.

Your current Board is committed to accelerating revenue growth and increasing margins and cash flow by supporting our CEO, Hassane El-Khoury, and our management team as they execute their plan to focus on solutions for the automotive, industrial and consumer markets, including high-growth applications across the emerging Internet of Things (IoT) market.  Moving Cypress forward required replacing its former CEO, who had become ineffective and offered no clear strategic direction for the Company.

Many measures, including the Company’s recent stock price performance shown below, demonstrate that the decision by the Cypress Board to remove Rodgers from his executive and Board positions was the right decision – and that our Cypress 3.0 strategy is the right strategy to drive Cypress’ growth into the future.

Recent Stock Price Performance Under Rodgers     Stock Price Performance Under Cypress 3.0

Note:  Average of Peer Group from 2016 10-K (Analog Devices, Marvell, Maxim Integrated, Microchip, Microsemi, NVIDIA, ON Semiconductor, Qorvo, Skyworks, Synaptics, and Xilinx)

If stockholders believe they are better off today compared to a year ago, they should vote the WHITE proxy card today so we can continue to keep Cypress moving forward.

HOW WE GOT HERE

Background

Over the past year, Cypress’ Board of Directors led the Company through the successful completion of a necessary and vital transition.

➢            In the beginning of 2016, Cypress was a stagnant, founder-led company.  During this time, Cypress’ stock price was meaningfully underperforming compared to the industry, and the Company lacked clear focus and strategic direction, and was struggling to compete.  Cypress’ stock price had declined by approximately 50% between the first quarter of 2015, when the Spansion merger closed, and the first quarter of 2016.  Employee morale was very low.  New product development and company responsiveness were not keeping pace with market needs due to a myriad of unwieldy processes designed for a different era.  The executive team and the

Board, as well as significant stockholders, had lost confidence in Rodgers’ ability to lead the Company forward to long-term growth.

➢            The current Cypress Board made the difficult and necessary decision to force former CEO T.J. Rodgers to resign so that Cypress could move beyond the founding CEO and his narrow vision for Cypress and into the future.

➢            When Rodgers was asked to resign, he threatened Cypress’ Directors, telling them that in a matter of weeks he would be back, and they would be out of the Company.  Rodgers subsequently launched a proxy campaign motivated by this stated vendetta.

➢            Today, Cypress is successfully executing its Cypress 3.0 strategy under the leadership of CEO Hassane El-Khoury and Executive Chairman Ray Bingham and positioning the Company to succeed in today’s rapidly evolving marketplace by focusing on fast-growing automotive, industrial and consumer segments and by strengthening its leading position within the emerging IoT market.  Our business results prove this strategy is working.

“Breathing a sigh of relief.  At last year’s analyst day, even the most senior employees seemed to cower under the prior CEO.  At today’s event, the new CEO went out of his way to highlight a more functional, normal, working environment.  Because we see fear as a poor motivator for excellent performance, we see the culture change as a distinct positive for the stock, in particular over the long-term.” SunTrust, March 29, 2017

WHAT THIS MEANS

The current Cypress Board took the bold action needed to change the tide for Cypress by forcing T.J. Rodgers to resign.  The industry and customer demands are changing and it was clear that Cypress needed to move in a new strategic direction to remain competitive.  During the past several years of Rodgers’ tenure, significant stockholder value was destroyed.  The easy path would have been to leave Rodgers, the long-time founding CEO, in place.

Because this Board is active, engaged and focused on stockholder value, it made the difficult decision to remove Rodgers in the best interest of stockholders.  After careful consideration, the Cypress Board asked Rodgers to resign as Cypress as CEO in April 2016 and as a Director in August 2016.

Disgruntled with that outcome, Rodgers declared war on the Cypress Board and has launched a proxy campaign motivated by a personal vendetta, rather than what is in the best interests of all Cypress stockholders.  Having successfully made the transition from a founder-led company to new management best suited to lead the Company forward, it would be value-destructive to allow Rodgers to regain influence in the boardroom.  Doing so could stop or slow our progress and put the best interests of our other stockholders at risk.  Simply put, Rodgers’ vision for Cypress is no longer viable in today’s realities.

OUR RESULTS DEMONSTRATE THAT THE CYPRESS 3.0 STRATEGY IS WORKING –

CREATING VALUE FOR ALL STOCKHOLDERS

As demonstrated by the two quarters of earnings results under Hassane El-Khoury’s leadership and by our recent well-received Analyst Day, Cypress 3.0 is taking hold as we work to recover from the poor performance that marked the past several years under Rodgers’ leadership.  In fact, Cypress’ gross margin expansion and stock-price performance have both improved significantly since Rodgers stepped down as CEO, and they’ve accelerated further with Hassane El-Khoury as CEO and Ray Bingham as Executive Chairman.

“We are increasing our price target to $18 following CY’s analyst day.  The stock price is up 30% YTD (vs. SOX of 11%) and has surpassed our $14 PT, yet we see continued upside on higher earnings power.” Needham, March 29, 2017

Since the CEO change, Cypress has attracted significant new investor interest and the stock price has reached new 52-week highs, recovering almost all of its losses since the first quarter of 2015.  This performance is directly tied to the solid execution and significant increase in revenues achieved with the enhanced strategy under Cypress’ new leadership team and active Board.  Since the Board announced the change in leadership, Cypress’ GAAP gross margin has increased 807 basis points and our non-GAAP gross margin has increased 321 basis points from the first quarter of 2016 through the fourth quarter of 2016.

The results speak for themselves:  The business momentum since the Board forced Rodgers to resign and implemented the new executive structure clearly demonstrates that the current Board is leading Cypress forward on the right path.

OUR TALENTED MANAGEMENT TEAM IS DRIVING OUR CURRENT MOMENTUM TO ACCELERATE GROWTH AND DELIVER STOCKHOLDER VALUE

➢            CEO Hassane El-Khoury is the architect of Cypress 3.0 and is driving our current momentum through success with this strategy.  He has extensive product development and technology experience, strong leadership and operational management skills.  He brings a much-needed customer intimacy focus with a wealth of experience in the automotive industry, Cypress’ largest market.  Further, his management style is inclusive, focusing on delegation and personal initiative, allowing him and his management team to revise necessary processes to allow for a lean structure, and timely delivery of world-class solutions to our customers.

➢            To assist El-Khoury and the management team’s transition from a founder-led company, and to help ensure the success of Cypress 3.0, the Board established the transitional position of Executive Chairman and named Ray Bingham to this role.  Bingham’s significant CEO experience, background in the semiconductor industry, strong financial expertise and broad strategic and

M&A experience are all helpful to El-Khoury and Cypress.  The Executive Chairman position is and always was intended to be transitional and will end after the Board determines the role is no longer needed.

THE CYPRESS BOARD IS COMPRISED OF HIGHLY QUALIFIED AND EXPERIENCED DIRECTORS WHO ARE THE BEST FIT TO SUPPORT THE COMPANY AS WE EXECUTE OUR CYPRESS 3.0 STRATEGY

Our Directors have the right mix of skills – semiconductor industry, financial, operational, governance and public company Board and management expertise – to help Cypress successfully compete and win in today’s environment and deliver stockholder value.

By contrast, T.J. Rodgers is stuck in the past – he fails to recognize that having semiconductor experience alone isn’t the only important qualification for a Cypress Director today under Cypress 3.0.  Cypress 3.0 is about leveraging the Company’s strong product portfolio and taking advantage of embedded computing demand from the automotive, industrial and consumer end markets to deliver nearly two times the industry revenue growth rate.  Cypress stockholders benefit greatly from having a Board with a diverse skill set that extends far beyond just having expertise in the semiconductor industry.  Our strategic focus is on evolving into a focused provider of complete embedded solutions – and our current Board, with Directors who collectively have a wider range of perspectives, is best positioned to guide us strategically in this effort.

All of our current Directors are independent other than the CEO and Executive Chairman, and all of them understand that they are directly accountable to stockholders of Cypress.  None of them have any personal agenda other than to enhance stockholder value.

If the Cypress 3.0 strategy is working, and the right Board and management team are driving these clear results – stockholders should ask: Would T.J. Rodgers’ nominees drive Cypress forward?

RODGERS’ NOMINEES WERE SELECTED TO SERVE AS HIS MOUTHPIECES ON THE CYPRESS BOARD AND WOULD NOT BRING INCREMENTAL SKILLS TO ADVANCE THE CYPRESS 3.0 STRATEGY

It is clear from Rodgers’ track record in the past several years of his tenure at Cypress that he was no longer able to create and drive the proper strategy and execution to outperform the semiconductor industry, or to deliver meaningful revenue growth.  History proves this point.  Further, Rodgers was forced out of Cypress 12 months ago – he did not play a role in developing or executing our Cypress 3.0 strategy.

As Cypress evaluates its Board composition over time, our goal is to ensure that the Board has the additional capabilities and a fresh skill set that will complement a strategy that is increasingly systems-oriented and global in scope.  There is no evidence to suggest that Rodgers’ nominees would bring any new or specific skills that the Board does not already possess.  In other words, replacing two existing Cypress directors with Rodgers’ nominees would not be additive.

Moreover, Rodgers has likely only nominated these directors because they will advance his self-interested agenda.  Rodgers attempts to obscure this fact by frequently referring to his nominees as “independent directors,” yet McCranie – who twice held executive roles at Cypress under Rodgers’ leadership – and Martino have signed all of Rodgers’ recent letters to our stockholders, advocating for Rodgers’ own demands and echoing his claims without any evidence of independent thought on how to advance the Cypress 3.0 strategy.  In addition, McCranie would not meet Nasdaq’s criteria for director independence.  Stockholders should ask: Can Rodgers’ nominees be considered independent when they are advocating for his personal agenda?

RODGERS’ CAMPAIGN IS A VENDETTA, TRANSPARENTLY MOTIVATED BY PERSONAL ANIMUS,

AND HE HAS NO REAL PLAN FOR CYPRESS

Having been deliberately forced out of Cypress, Rodgers is now attempting to regain influence in the boardroom by nominating two handpicked nominees and bringing unfounded accusations against the Company.  But neither Rodgers nor his nominees are contributing any real suggestions as to how to create value for stockholders.  The best they can do is to criticize the Company’s efforts to move Cypress in the right direction after it had become stagnant during the past several years of Rodgers’ CEO tenure.  Stating that higher gross margin is better than lower gross margin does not qualify as a strategy.  Rodgers had plenty of opportunities to contribute focused strategic thinking and inspire employees to increase value at Cypress, but he failed to do so when he was CEO.

The strong support received by our consent solicitation proposal to eliminate cumulative voting in the election of Directors demonstrates that Cypress stockholders recognized the potential risks of Rodgers regaining boardroom influence.  It is critical that Cypress keeps moving forward, not backward.

RODGERS’ ALLEGATIONS AGAINST CYPRESS ARE MANIPULATIONS OF THE TRUTH

In an attempt to regain influence of your company and Board, Rodgers has undertaken a series of disingenuous tactics to manipulate stockholders.

His conflict of interest claims are unfounded and have no basis – Bingham’s role at Canyon Bridge does not present a conflict of interest.  Cypress has strong governance practices, including well-defined conflict of interest policies at all levels of the Company.  As we’ve clearly outlined before and lay out again in our proxy statement on pages 10 and 11, Bingham discussed his role at Canyon Bridge with Cypress’ Board and outside counsel prior to joining the firm; the Cypress Board evaluated whether there was a conflict of interest and determined there was none.

Furthermore, Cypress quite clearly had no interest in acquiring Lattice when the transaction with Canyon Bridge was announced, and Bingham was fully aware of this fact.  Rodgers knows this, too – he himself had passed on the Lattice opportunity when he was CEO.

Rodgers also calls the Executive Chairman position unnecessary and costly.

Stockholders should know that Rodgers himself voted to create the position and approve Bingham’s compensation, which was established by the Board with the counsel of an independent compensation advisor, while he was still a member of the Cypress Board.

Don’t be fooled by Rodgers’ manipulations.  Cypress doesn’t need T.J. Rodgers’ influence in the boardroom – we’re already on the right track.

CYPRESS IS COMMITTED TO REGULAR STOCKHOLDER ENGAGEMENT

AND STRONG CORPORATE GOVERNANCE

Cypress continuously engages with our stockholders, a practice that we believe is both highly valuable and essential in making a company successful.  It was, in fact, feedback from stockholders, among other factors, that influenced the Cypress Board to force Rodgers to resign.  The Board did this in order to protect the best interests of all constituents and the future growth potential of the Company.  Forcing out a CEO is one of the toughest governance decisions a Board can undertake.

Consistent with this commitment, Cypress has made good-faith efforts to reach a settlement with Rodgers.  Cypress recognizes that engaging in a proxy battle and litigation with a disruptive former CEO is a costly distraction and was dedicated to avoiding such issues, but Rodgers has rejected two settlement proposals, and continues to make unreasonable demands to advance his personal vendetta, PUTTING STOCKHOLDER VALUE AT RISK.

KEEP CYPRESS MOVING FORWARD

VOTE THE WHITE CARD TODAY

Your Board and management team are continuing to drive the much-needed turnaround at Cypress, move past the era of stagnant growth and evolve into a company that is poised for long-term growth.  Your Board urges you to consider which era you prefer and VOTE TO PROTECT YOUR INVESTMENT BY RETURNING THE WHITE CARD TODAY.

On behalf of Cypress’ Board of Directors, we thank you for your ongoing support, and look forward to continued engagement, as well as executing our 3.0 strategy to deliver value to you, our stockholders.

Sincerely,

W. Steve Albrecht	Eric A. Benhamou	H. Raymond Bingham
Director	Lead Independent Director	Executive Chairman

Hassane El-Khoury	Oh Chul Kwon	Wilbert van den Hoek
President, CEO and Director	Director	Director

Michael Wishart
Director

If you have any questions, or need assistance voting your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone: (212) 297-0720

Toll-Free: (877) 285-5990

Email: cyinfo@okapipartners.com

About Cypress

Founded in 1982, Cypress is a leader in advanced embedded system solutions for the world’s most innovative automotive, industrial, home automation and appliances, consumer electronics and medical products. Cypress’ programmable systems-on-chip, general-purpose microcontrollers, analog ICs, wireless and USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first. Cypress is committed to providing customers with support and engineering resources that enable innovators and out-of-the-box thinkers to disrupt markets and create new product categories. To learn more, go to www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy; the composition of our Board of Directors; our 2017 Annual Meeting of Stockholders; the Company’s financial and operational performance; our corporate governance policies and practices; and our plans to file certain materials with the SEC. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Contacts:

For Media:

Sard Verbinnen & Co

Ron Low/John Christiansen

(415) 618-8750

cypress-svc@sardverb.com

For Investors:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Tony Vecchio

(877) 285-5990

info@okapipartners.com